Exhibit (a)(1)(L)

Press Release

Astellas Commences Tender Offer to Acquire All Outstanding Shares of Audentes

TOKYO, December 16, 2019 - Astellas Pharma Inc. (TSE:4503, Headquarters: Tokyo, President and CEO: Kenji Yasukawa, Ph.D., “Astellas”) today announced that it has commenced, through its indirect, wholly-owned subsidiary Asilomar Acquisition Corp. (“Asilomar”), a tender offer (“Tender Offer”) for all of the issued and outstanding shares of common stock of Audentes Therapeutics, Inc. (NASDAQ: BOLD, Headquarters: San Francisco, Chairman and CEO: Matthew R. Patterson, “Audentes”) for a price of US$60.00 per share, net to the seller in cash, on December 16, 2019, New York City time. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on January 14, 2020, unless extended or earlier terminated.

The Tender Offer was commenced pursuant to the definitive agreement dated December 2, 2019, by and among Astellas, Asilomar and Audentes, and promptly upon successful completion of the Tender Offer, Asilomar will be merged into Audentes, with Audentes surviving the merger as a subsidiary of Astellas.

About Astellas Pharma Inc.

Astellas Pharma Inc., based in Tokyo, Japan, is a company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information, please visit Astellas’ website at https://www.astellas.com/en.

Cautionary Notice Regarding Forward-Looking Statements

This document communication contains “forward-looking statements” relating to the acquisition of Audentes by Astellas. Such forward-looking statements include, but are not limited to, the ability of Audentes and Astellas to complete the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the offer contemplated thereby and the other conditions set forth in the merger agreement, statements about the expected timetable for completing the transaction, Astellas’ and Audentes’ beliefs and expectations and statements about the benefits sought to be achieved in Astellas’ proposed acquisition of Audentes, the potential effects of the acquisition on both Astellas and Audentes, and the possibility of any termination of the merger agreement. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Astellas has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Astellas, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the offer and the subsequent merger; uncertainties as to how many of Audentes’ stockholders will tender their shares in the offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the merger and the offer contemplated thereby may not be satisfied or waived; the effects of disruption from the transactions contemplated by the merger agreement on Audentes’ business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; and the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability. Moreover, Astellas operates in a very competitive and rapidly changing environment, and new risks emerge from time to time. Although Astellas believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this communication is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important Additional Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Audentes common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the Offer to Purchase, the Letter of Transmittal and other documents relating to the Offer) that Astellas and its acquisition subsidiary will file with the SEC on December 16, 2019. In addition, Audentes will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer on December 16, 2019. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AUDENTES’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Audentes’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement is also available to all stockholders of Audentes by contacting Audentes at ir@audentestx.com or by phone at (415) 818-1033. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov. In addition to the SEC filings made in connection with the transaction, Astellas makes available annual reports and other information free of charge on its website at https://www.astellas.com/en/investors/annual-report.

AUDENTES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AUDENTES’ COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

Contacts for inquiries or additional information:

Astellas Pharma Inc.

Corporate Communications

TEL: +81-3-3244-3201 FAX: +81-3-5201-7473

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